FOR IMMEDIATE RELEASE

WEST PALM BEACH, FL (February 18, 2014) — BeesFree, Inc. (BEES) today announced the appointment of Steven F. Elliott as it next President and Chief Executive Officer effective immediately.

BeesFree is an emerging firm dedicated to improving the health and resilience of the world’s honeybee population through improved nutrition. Its patent pending all-natural nutritional supplement, BeesVita Plus™ , strengthens the honeybee enabling it to better withstand the multiple stress factors contributing to Colony Collapse Disorder (CCD). In recent years, CCD has emerged as a major global threat to honeybee survival with continuing colony losses approximating 35% annually.

“Through its multi-year research and development efforts, BeesFree has spent considerable time, money and effort in pursuit of an effective, affordable feed supplement for honeybees to counteract the devastation of CCD,” said Andrea Festuccia PhD, Chairman of BeesFree. “At this point in the company’s development we are ready to bring on senior leadership that can drive the commercial launch of our products. Mr. Elliott was chosen due to his broad leadership abilities and demonstrated enthusiasm for our strategy. We are thrilled to have him lead our team into the future.”

Mr. Elliott has the reputation as a transformational leader with a variety of experience in enterprises undergoing strategic growth and change. Most recently, he served as a partner in the establishment of the private equity fund MIRA in Mexico City where he lead the definition of its investment strategy. Prior career positions include CEO of the noted natural land developer The Lyle Anderson Companies. At The Lyle Anderson Companies he served to reposition the company through a difficult period of strategic change. Additional experience also included serving as a retained advisor to noted investment firm Farallon Capital Management and an advisory partnership role at the innovation firm Gravity Tank. Mr. Elliott has also contributed to the advancement of two significant growth platforms. He was part of the initial management team of KSL Recreation Corporation (KSL), a KKR sponsored portfolio company. KSL was a highly successful growth company in the destination resort sector. Mr. Elliott was also founder and CEO of software firm Clubessential, a startup venture funded by KSL. As an officer of Security Capital Group, he contributed to the growth of one of the most notable incubators of the modern REIT era. Mr. Elliott began his career at the investment banking firm Dillon, Read, & Co. and is a graduate of the Ross School of Business at the University of Michigan.

“I am delighted to have this opportunity to contribute to the success of BeesFree with regard to such an important endeavor,” said Mr. Elliott. “This is not only an attractive business venture, it is a group of people dedicated to improving critical global natural resources. It’s always exciting to work in the transitional stages of a company as it unfolds its product development to a sustainable business model.”

BeesFree is committed to the next stage of its mission to combat CCD. Crucial to its success will be partnering with beekeepers to jointly understand how to best ensure the continued health of these natural assets. Honeybees are pollinators of many of our most valuable fruits and vegetables and therefore their health is crucial to human health. In coordination with its science team in Rome, Italy and business headquarters in the U.S., BeesFree will continue to expand its presence in select locations over the coming year to develop local relationships in key beekeeping markets. We believe this is just the beginning of a long term strategy dedicated to impactful, nature-based innovation by BeesFree.

MEDIA CONTACTS:

BeesFree, Inc.

Steve Elliott or Joe Fasciglione

561.939.4860

j.fasciglione@beesfree.biz